FOR IMMEDIATE RELEASE            CONTACT:    Sherry Lauderback
Vice President, Investor Relations
& Communications
(248) 631-5506
sherrylauderback@trimascorp.com

TRIMAS CORPORATION ANNOUNCES TENDER OFFER FOR ANY AND ALL OF ITS OUTSTANDING 9.75% SENIOR SECURED NOTES DUE 2017 AND CONSENT SOLICITATION

BLOOMFIELD HILLS, Michigan, September 19, 2012 – TriMas Corporation (NASDAQ: TRS) – announced today that it has commenced a tender offer to purchase for cash any and all of its outstanding 9.75% Senior Secured Notes due 2017 (the “Notes”), of which $200,000,000 aggregate principal amount are outstanding. In conjunction with the tender offer, the Company also commenced a consent solicitation to amend the indenture governing the Notes to release all of the collateral securing the Notes and eliminate or modify certain restrictive covenants and other provisions contained in the indenture governing the Notes (the “Proposed Amendments”). The tender offer and consent solicitation are being made pursuant to the Company’s Offer to Purchase and Consent Solicitation Statement (the “Statement”) dated September 19, 2012.

Holders who properly tender and not withdraw their Notes and deliver consents to the proposed amendments on or prior to 5:00 p.m., New York City time, on October 2, 2012, unless extended by the Company, (such date and time, the “Consent Date”), will be eligible to receive the total consideration, which includes a consent payment equal to $30.00 per $1,000 principal amount of the tendered Notes.

The total consideration for each $1,000 principal amount of Notes validly tendered and accepted for purchase will be determined in the manner described in the Statement by reference to a fixed spread of 50 basis points over the bid-side yield of the 0.75% U.S. Treasury Note due December 15, 2013, calculated as of 2:00 p.m. New York City time, on October 2, 2012. Holders who properly tender after the Consent Date but on or prior to the Expiration Date (defined below) will be eligible to receive only the tender offer consideration, which is equal to the total consideration less the consent payment. In addition to the total consideration or tender offer consideration, as applicable, holders whose Notes are accepted for purchase will receive accrued and unpaid interest from the last interest payment date on the Notes up to, but not including, the applicable payment date.

The tender offer will expire at 12:00 midnight, New York City time, on October 17, 2012, unless extended (such date and time, the “Expiration Date”). Settlement for all Notes tendered on or prior to the Consent Date and accepted for payment is expect to occur on an initial payment date on or promptly following the satisfaction of the Financing Condition described below and the other conditions to the tender offer described in the Statement. The initial payment date is expected to be on or about October 11, 2012. Final settlement for Notes tendered after the Consent Date but on or prior to the Expiration Date is expected to be the first business day following the Expiration Date.

Adoption of the Proposed Amendments requires the consent from holders of at least a majority of the aggregate outstanding principal amount of the Notes (the “Requisite Consent”), except for the Proposed Amendments relating to the release of the collateral securing the Notes, which requires the consent from holders of at least 75% of the aggregate outstanding principal amount of the Notes (the “75% Consent”). Promptly following receipt of the Requisite Consent, the Company and the Trustee will execute a supplemental indenture containing the Proposed Amendments (other than the Proposed Amendments relating to the release of the collateral securing the Notes, which will only be included if the 75% Consent is obtained). The supplemental indenture will provide that the Proposed Amendments will not become effective until the Company purchases all Notes that have been validly tendered (and not validly withdrawn) prior to the Consent Date in accordance with the terms of the tender offer.

Consummation of the tender offer, and payment for the tendered notes, is subject to the satisfaction or waiver of certain conditions described in the Statement, including (i) the condition that the Company has completed the execution and effectiveness of, and borrowing of funds necessary to complete the tender offer pursuant to an amended and restated credit facility on terms and conditions satisfactory to TriMas (the “Financing Condition”), (ii) the execution of a supplemental indenture implementing the proposed amendments to the indenture, and (iii) certain other customary conditions. The complete terms and conditions of the tender offer and consent solicitation are described in the Statement.

Holders may withdraw their tenders and revoke their consents at any time before 5:00 p.m., New York City time, on October 2, 2012, unless extended (the “Withdrawal Time”).

Wells Fargo Securities, LLC is acting as exclusive dealer manager and solicitation agent for the tender offer and consent solicitation. The information agent and tender agent for the tender offer is D.F. King & Co., Inc. Questions regarding the tender offer and consent solicitation may be directed to Wells Fargo Securities, LLC at (866) 309-6316 (toll-free) or (704) 715-8341 (collect). Requests for the Statement and related documents may be directed to D.F. King & Co., Inc. at (800) 758-5880 (toll-free) or (212) 269-5550 (banks and brokers).

This press release shall not constitute an offer to purchase, or the solicitation of an offer to sell, nor shall there be any offer or sale of, any security in any jurisdiction in which such offer, solicitation, or sale would be unlawful. The tender offer and consent solicitation are being made solely pursuant to the Statement and the related Letter of Transmittal. None of the Company, Wells Fargo Securities, LLC or D.F King & Co. makes any recommendation that the holders should tender, or refrain from tendering, all or any portion of the principal amount of their Notes pursuant to the tender offer or deliver, or refrain from delivering, any consent to the Proposed Amendments pursuant to the consent solicitation. Holders must make their own decision as to whether to tender their Notes.

Cautionary Notice Regarding Forward-looking Statements
Any “forward-looking” statements contained herein, including those relating to market conditions or the Company’s financial condition and results, expense reductions, liquidity expectations, business goals and sales growth, involve risks and uncertainties, including, but not limited to, risks and uncertainties with respect to general economic and currency conditions, various conditions specific to the Company’s business and industry, the Company’s substantial leverage, liabilities imposed by the Company’s debt instruments, market demand, competitive factors, supply constraints, material and energy costs, technology factors, litigation, government and regulatory actions, the Company’s accounting policies, future trends, and other risks which are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and in the Company’s Quarterly Reports on Form 10-Q. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements.

About TriMas
Headquartered in Bloomfield Hills, Michigan, TriMas Corporation (NASDAQ: TRS) provides engineered and applied products for growing markets worldwide. TriMas is organized into six reportable segments: Packaging, Energy, Aerospace & Defense, Engineered Components, Cequent Asia Pacific and Cequent North America. TriMas has approximately 4,500 employees at more than 60 different facilities in 17 countries. For more information, visit www.trimascorp.com.

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